EXHIBIT 97

Clawback Policy

1.Introduction. The Board of Directors (the “Board”) of TEGNA Inc. (the “Company”) believes that it is in the best interests of the Company to maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this Clawback Policy (the “Policy”), which provides for the recoupment of certain executive compensation in the event the Company makes an accounting restatement that results from material noncompliance with financial reporting requirements under federal securities laws, including any required accounting restatement to correct an error in the Company’s previously issued financial statements that is material to previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (in each case, a “Restatement”).

2.Administration. This Policy shall be administered by the Board’s Leadership Development and Compensation Committee (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals.

3.Covered Executives. This Policy applies to any person, who is or was an “Executive Officer,” as such term is defined in Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 303A.14 of the New York Stock Exchange (“NYSE”) listing standards (“Covered Executives”).

4.Recoupment; Accounting Restatement. In the event the Company is required to prepare a Restatement, the Company will recover reasonably promptly from any Covered Executive the amount of any Erroneously Awarded Incentive-Based Compensation (as defined below), without regard to any misconduct on the part of the Covered Executive.

5.Incentive-Based Compensation. For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part on the Company’s attainment of a financial reporting measure. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, or any measure derived wholly or in part from such measure, (ii) stock price and (iii) total shareholder return. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission (“SEC”). Examples of “financial reporting measures” include but are not limited to earnings measures (including Adjusted EBITDA and EPS), revenues, operating income, and liquidity measures.

6.Incentive-Based Compensation: Amount Subject to Recovery. The amount to be recovered will be the amount of the Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that the Covered Executive otherwise would have received had it been determined based on the restated amounts (“Erroneously Awarded Incentive-Based Compensation”), as determined by the Committee. Erroneously Awarded Incentive-Based Compensation will be computed without regard to any taxes paid. If the Committee cannot determine the Erroneously Awarded Incentive-Based Compensation directly from the information in the Restatement, then it will make its determination based on a reasonable estimate of the effect of the Restatement, and the Company must maintain documentation of that reasonable estimate and provide such documentation to the NYSE. Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

For purposes of this Policy, the recoverable Erroneously Awarded Incentive-Based Compensation shall include all Incentive-Based Compensation received by a Covered Executive on or after the Effective Date of this Policy: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company was required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. For purposes of the preceding clause (iv), date on which the Company is required to prepare a Restatement will be deemed to be the earlier of: a) the date the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and (b) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the SEC.

7.Method of Recoupment. The Committee will determine, in its sole discretion, the method for recouping Erroneously Awarded Incentive-Based Compensation hereunder, which may include, without limitation: requiring reimbursement of incentive cash compensation previously paid; seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; cancelling outstanding vested or unvested equity awards; and/or taking any other remedial and recovery action permitted by law, as determined by the Committee.

8.No Indemnification. The Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Incentive-Based Compensation.

9.Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, and/or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and/or NYSE.

10.Effective Date. This Policy shall be effective on October 2, 2023, and shall apply to Incentive Compensation that is received (as defined above) on or after that date.

11.Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to maintain compliance with the regulations adopted by the SEC and/or NYSE. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 11 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or NYSE rule.

12.Other Recoupment Rights; Other Reimbursements. The Committee intends that this Policy will be applied to the fullest extent of the law. Any existing or future employment agreement, equity award agreement, compensation plan or any other agreement or arrangement with any Covered Executive shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered

Executive to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy, in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

To the extent that the Covered Executive has already reimbursed the Company for any erroneously awarded compensation received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Incentive-Based Compensation that is subject to recovery under this Policy.

13.Impracticability. The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Incentive-Based Compensation in compliance with this Policy unless the Committee has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements: (i) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Incentive-Based Compensation based on expense of enforcement, the Committee must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

14.Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

15.Acknowledgement. Each Covered Executive shall sign and return to the Company, within 30 calendar days following the later of (i) the Effective Date of this Policy first set forth above or (ii) the date the individual becomes a Covered Executive, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive agrees to be bound by, and to comply with, the terms and conditions of this Policy.

EXHIBIT A

Clawback Policy Acknowledgement Form

    By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of TEGNA Inc. (the “Company”) Clawback Policy (the “Policy”).

    By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company with respect to any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Incentive-Based Compensation (as determined consistent with the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

COVERED EXECUTIVE

Signature:

Print Name:

Date: